Vistaprint N.V.

[Form of]
Award Agreement For Fiscal Year 2015
under the
Vistaprint N.V. Amended and Restated Performance Incentive Plan For Covered Employees

Participant: ________________

Base Amount for the Performance Period: $______________________

FY 2015 Constant Currency Revenue Target: $______________________

FY 2015 EPS Target: $____________

Vistaprint N.V. (the “Company”) hereby awards on the Vesting Date (as defined below) to the participant named above (the “Participant”) the opportunity to earn a cash amount determined pursuant to the formula set forth below (the “Cash Payment Amount”).

1.    Award. If all the conditions set forth in this Agreement are satisfied, the Company will pay the Cash Payment Amount under the Company’s Amended and Restated Performance Incentive Plan for Covered Employees, as amended from time to time (the “Plan”), to the Participant named above as promptly as practicable after the Committee makes its determination and certification described in Section 4(b) below, but no later than the next succeeding fiscal quarter after the end of the Performance Period (the “Payment Date”). The Cash Payment Amount is awarded under and governed by the terms and conditions of the Plan. Except as provided in Sections 5 and 6 below or Articles VI and XI of the Plan, the Company shall make no Cash Payment Amount until the Payment Date, and the Participant has no rights to any Cash Payment Amount until the Vesting Date.

2.    Definitions.

(a)    Except where the context otherwise requires, the term “the Company” includes any Related Company, as defined in the Plan.

(b)    The “Committee” means the Compensation Committee of the Company’s Supervisory Board.

(c)    The “Performance Period” is one fiscal year of the Company ending on the Vesting Date.

(d)    The “Vesting Date” is June 30, 2015.

(e)    Capitalized terms used but not defined herein have the meaning ascribed to them in the the Plan.

3.    Calculation of the Cash Payment Amount.

(a)    The Cash Payment Amount for the Performance Period equals the Base Amount set forth above multiplied by the Payout Percentage determined as follows:

Payout Percentage = the greater of:

(x)	-4.0000 + (2.0000 X Revenue%) + (3.0000 X EPS%); or

(y)	-6.1429 + (2.8571 X Revenue%) + (4.2857 X EPS%)

If either the Revenue% is less than 92.5 or the EPS% is less than 80, then the Payout Percentage is 0% and the Cash Payment Amount is $0, even if the other Target is achieved. The Payout Percentage is capped at a maximum of 200%. The Company shall round all amounts in the calculation to two decimals.

(b)    “Revenue%” means the Company’s actual constant currency revenue for the Performance Period divided by the FY 2015 Constant Currency Revenue Target set forth above. The Company’s actual constant currency revenue is calculated by adjusting the Company’s revenue for the Performance Period determined in accordance with United States generally accepted accounting principles (“US GAAP”) to exclude gains and losses in revenue generated from hedges of currency fluctuations, if any, and to use the currency exchange rates set forth in the Company’s budget for the Performance Period, so long as the Company’s Supervisory Board approves such budget before the 90th day of the Performance Period. If the Supervisory Board fails to approve the budget for the Performance Period before the 90th day, then the Company shall use the currency exchange rates set forth in the Company’s budget for the fiscal year immediately preceding the Performance Period. In each case, the Committee must certify the adjusted revenue so calculated.

(c)    “EPS%” means the Company’s actual US GAAP earnings per share for the Performance Period, adjusted as set forth in Section 3(d) below, divided by the FY 2015 EPS Target set forth above. For the avoidance of doubt, earnings per share calculations are inclusive (net of) the expense associated with all employee compensation or bonus plans, including those made pursuant to the Plan.

(d)    In determining the extent, if any, to which the performance criteria in Section 3(c) have been achieved, the Committee shall adjust the performance criteria proportionately to take into account the following:

(1)    Reductions in earnings per share for the Performance Period, as compared to the FY 2015 EPS Target set forth above, that the Committee reasonably determines have resulted from dilutive acquisitions of businesses or assets or minority investments in businesses by the Company and/or any of its subsidiaries (the “Consolidated Company”), including any impact of financing such acquisitions, that are completed during or before the Performance Period but after the date on which the Committee determined the FY 2015 EPS Target (the “Eligible Period”) and charges incurred during the Eligible Period that relate to the change in fair value of contingent consideration arrangements from acquisitions completed during or before the Performance Period.

(2)    Reductions in earnings per share for the Performance Period, as compared to the FY 2015 EPS Target, that the Committee reasonably determines have resulted directly from the Company’s changing the basis of its financial statements filed with the US Securities and Exchange Commission (the “SEC”) resulting from either (i) a change from US GAAP to International Financial Reporting Standards or another accounting standard permitted by the SEC for use by registered companies or (ii) a change to existing US GAAP required to be made in the Performance Period.

(3)    Reductions in earnings per share for the Performance Period, as compared to the FY 2015 EPS Target, that the Committee reasonably determines have resulted directly from amounts that are accrued, paid or payable by the Consolidated Company during the applicable Performance Period (i) under any agreement that the Consolidated Company enters into in settlement of a Lawsuit, or (ii) in damages or penalties awarded by a court or other governmental agency in judgment of a Lawsuit, in each case where the expense for such settlement or award occurred during the Eligible Period. A “Lawsuit” is a lawsuit, administrative proceeding (including but not limited to tax proceedings) or similar process for presenting claims for adjudication by any state, federal, national or local court or governmental or regulatory agency in which the Consolidated Company is a party.

(4)    Reductions in earnings per share for the Performance Period, as compared to the FY 2015 EPS Target, the Committee reasonably determines have resulted from charges attributable to the impairment, writedown, or change in the estimated useful lives of the Company’s assets including tangible and intangible assets or goodwill.

(5)    Reductions in earnings per share for the Performance Period, as compared to the FY 2015 EPS Target, the Committee reasonably determines have resulted from charges incurred as part of a discontinuation, restructuring or integration of operations, including charges relating to the cost of the termination of contracts (including but not limited to lease agreements), termination of employees, relocation of resources (including employees and assets), or other expenses and charges tied directly to the decision to discontinue, restructure or integrate operations of the Company or to dispose of a business segment.

(6)     Reductions in earnings per share for the Performance Period, as compared to the FY 2015 EPS Target, the Committee reasonably determines have resulted from new financing arrangements that close during the Eligible Period, including the impact of incremental interest expense from the issuance of debt or dilution caused by secondary equity offerings that close during the Eligible Period.

(7)    Reductions in earnings per share for the Performance Period, as compared to the FY 2015 EPS Target, the Committee reasonably determines have resulted from unrealized losses on currency forward contracts included in net income during the Eligible Period and unrealized currency losses on intercompany loans, inclusive of tax effects, incurred during the Eligible Period.

(8)    Reductions in earnings per share for the Performance Period, as compared to the FY 2015 EPS Target, the Committee reasonably determines have resulted from charges incurred during the Eligible Period as part of a modification of performance-based Restricted Share Units in relation to the India operations.

4.    Conditions for Payment. Except as provided in Sections 5 or 6 below or Articles VI or XI of the Plan, the Company shall not pay any Cash Payment Amount unless all of the following conditions are satisfied:

(a)    The Participant is, and has continuously been, an employee of the Company beginning with the date of this Agreement and continuing through the Vesting Date.

(b)    The performance criteria set forth in Section 3 above are satisfied during the Performance Period. The Committee must determine and certify in writing after the end of the Performance Period the extent, if any, to which the performance criteria have been achieved.

(c)    Notwithstanding the foregoing, the Committee may reduce the Cash Payment Amount, including to $0, if the Committee believes, in its sole discretion, that such a reduction is necessary or appropriate.

5.    Employment Events Affecting Payment of Award.

(a)    If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) before the end of the Performance Period, then the Participant or his estate is nevertheless eligible to receive on the Payment Date the pro rata share of the Cash Payment Amount based on the number of months of participation during any portion of the Performance Period in which the death or disability occurs.

(b)    If the Participant is terminated other than by reason of death or disability, then except to the extent specifically provided to the contrary in any other agreement between the Participant and the Company, the Company shall pay no Cash Payment Amount, and this Agreement is of no further force or effect unless the performance criteria set forth in the accompanying Award Agreement are satisfied and the Committee determines, in its sole discretion, that the Cash Payment Amount is merited.

(c)    If, at any time after the Vesting Date but before the Payment Date, (i) the Participant’s relationship with the Company is terminated by the Company for Cause (as defined below) or (ii) the Participant’s conduct after termination of the employment relationship violates the terms of any non-competition, non-solicitation or confidentiality provision contained in any employment, consulting, advisory, proprietary information, non-competition, non-solicitation or other similar agreement between the Participant and the Company, then, without limiting any other remedy available to the Company, all right, title and interest in and to the Cash Payment Amount are forfeited and revert to the Company as of the date of such determination and the Company is entitled to recover from the Participant the Cash Payment Amount.

(d)    “Cause,” as determined by the Company (which determination is conclusive), means:

(1)    the Participant’s willful and continued failure to substantially perform his or her reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or, if applicable, any failure after the Participant gives notice of termination for Good Reason, as defined in an agreement between the Participant and the Company), which failure is not cured within 30 days after a written demand for substantial performance is received by the Participant from the Supervisory Board which specifically identifies the manner in which the Board believes the Participant has not substantially performed the Participant’s duties; or

(2)    the Participant’s willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of this Section 5(d), no act or failure to act by the Participant is considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company.

6.    Change in Control. Upon a Change in Control (as defined in the Plan), except to the extent specifically provided to the contrary in any other agreement between the Participant and the Company, the performance criteria set forth in Section 3 above are deemed satisfied for the Performance Period in which the Change in Control occurs, and in lieu of the amounts to be determined pursuant to the formula set forth in Section 3 above, the Participant is entitled to receive instead a Cash Payment Amount equal to 100% of the Base Amount, pro-rated through the date of the Change in Control, for the Performance Period in which the Change in Control occurs, which amount is payable as soon as practicable following the Change in Control, but no later than 2.5 months following the Change in Control.

7.    No Special Employment or Similar Rights. Nothing contained in the Plan or this Agreement shall be construed or deemed by any person under any circumstances to bind the Company to continue the employment or other relationship of the Participant with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with the Participant free from any liability or claim under the Plan or this Agreement.

8.    Withholding Taxes. The Company’s obligation to pay the Cash Payment Amount is subject to the Participant’s satisfaction of all applicable income, employment, social charge and other tax withholding requirements under all applicable rules and regulations.

9.    Transferability. The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of this Agreement (whether by operation of law or otherwise) (collectively, a “transfer”), except that this Agreement may be transferred (i) by the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order, or (iii) with the prior consent of the Committee, to or for the benefit of any immediate family member, family trust, family partnership or family limited liability company established solely for the benefit of the Participant and/or an immediate family member of the Participant.

10.    Miscellaneous.

(a)    Except as provided herein, this Agreement may not be modified unless evidenced in writing and signed by the Company and the Participant, unless the Committee determines that the modification, taking into account any related action, would not materially and adversely affect the Participant.

(b)     All notices under this Agreement must be mailed or delivered by hand to the Company at its main office, Attn: Secretary, and to the Participant at his or her last known address on the employment records of the Company or at such other address as may be designated in writing by either of the parties to one another.

(c)     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, USA.

Accepted and Agreed:		Vistaprint N.V.

By:
[Participant]	Name:
Title: